Exhibit 99.1

ENERGY RECOVERY REPORTS UNAUDITED FINANCIAL RESULTS FOR THE
SECOND QUARTER OF 2012

SECOND QUARTER HIGHLIGHTS:

·	Reflecting increased volume related to mega-project shipments, net revenue increased 85% over the same period of the prior year
·	Gross profit margin was 54%, up from 35% in the second quarter of 2011 and 26% in the first quarter of 2012
·	Operating expenses decreased by nearly $1.0 million, or 13%, compared to the second quarter of the prior year due to cost savings realized in 2012
·	Operating income was $0.1 million compared to an operating loss of $5.2 million in the same period of the prior year
·	Including a net tax benefit of $373,000, the Company reported net income of $439,000 in the second quarter of 2012, or $0.01 per share
·	The Company used $4.0 million of cash in the first six months to repurchase 1.8 million shares
·	Management reinforces guidance previously conveyed of 40% revenue growth in 2012 compared to 2011

SAN LEANDRO, Calif., August 1, 2012 -- Energy Recovery Inc (NASDAQ: ERII), a global leader in the design and development of energy recovery devices for desalination, announced today the unaudited financial results of its second quarter of 2012.  The Company achieved net revenue of $12.3 million, representing an increase of 85% compared to the same period of 2011.  Comparatively, the Company reported net revenue of $4.8 million in the first quarter of 2012.  In the current period, the Company realized the anticipated benefit of revenue associated with large mega-project (MPD) shipments comprised wholly of PX® devices, which included one full shipment to Australia and two partial shipments to Israel, following four consecutive quarters without MPD revenue.  Complementing the initiation of MPD shipments in the second quarter was strong OEM and Aftermarket revenue.  Of the $12.3 million in net revenue realized in the second quarter, $10.4 million related to PX® devices and related products and services, while turbocharges and pumps represented $1.9 million.  Management estimates that these comparatively strong revenue levels will persist through the balance of the year, largely a function of forecasted shipments for MPD and OEM projects already in backlog.

In the context of increased volume, the Company reported gross profit margin of 54% in the current period compared to 35% in the second quarter of 2011 and 26% in the first quarter of 2012.  The increase in gross profit margin was caused primarily by strong volume and positive operating leverage related to large shipments, a beneficial product mix that favored PX® devices over turbochargers and pumps, and diminished costs realized through plant consolidation and vertical integration.  The Company expects that these levels of gross profit margin will continue, and even improve, to the extent that volume remains healthy as forecasted through current backlog and sales visibility; manufacturing operations continue to progress while generating higher yields, lower scrap, and greater labor productivity; and strategic initiatives aimed at diversification and product cost reduction begin to bear fruit.

Total operating expenses were $6.6 million in the second quarter of 2012, reflecting a decrease of $1.0 million, or 13%, compared to the same period of the prior year.  Contributing to the realization of these savings was the impact of restructuring activities implemented in 2011, which included the closure of our production facility in Michigan and the downsizing of our office in Spain.  In comparison to the first quarter of 2012, operating expenses increased from $5.9 million due to increased legal fees for certain litigation matters intended to reinforce the Company’s portfolio of intellectual property, incremental expenses for sales commissions tied to large shipments, and greater spending on research and development meant to drive diversification into new markets, the last of which entails an intense focus on penetration in the oil & gas segment.  Operating expenses should increase moderately in future periods as the Company continues to invest in research and development activities in accordance with its strategic plan and large project shipments cause commensurate sales commissions.

With much increased revenue realized through large shipments, a significant expansion of gross profit margin attributable primarily to volume and product mix, and reduced operating expenses achieved through focused cost reduction in 2011, the Company attained positive operating income of $76,000 in the second quarter of 2012.  Importantly, the Company last achieved positive operating income in the fourth quarter of 2010.  With a net tax benefit of $373,000, the Company achieved net income of $439,000, or $0.01 per share, in the second quarter of 2012, compared to a net loss of $3.3 million, or ($0.06) per share, in the same period of the prior year.  For the six months ended June 30, 2012, the Company reported a net loss of $4.2 million, or ($0.08) per share, compared to a net loss of $5.1 million, or ($0.10) per share, in the first half of 2011, when revenue in the first quarter benefited from four MPD shipments totaling $6.5 million.

Even after a share repurchase program that used $4.0 million in cash to buy back 1.8 million shares, the Company’s cash position remains strong.  Specifically, as of June 30, 2012, the Company showed unrestricted cash of $18.8 million, restricted cash of $9.3 million, short-term investments of $12.0 million, and long term-investments of $4.5 million, all of which represent total liquidity of $44.6 million.  Capital expenditures were $1.5 million over the first six months of the year due to costs associated with the implementation of a new ERP system and select production equipment to increase manufacturing throughput.  Future capital projects will likely include subsequent investment for ERP implementation and fixed assets underlying the strategy to achieve oil & gas diversification.  In the second quarter of 2012, operating income included certain non-cash expenses like depreciation and amortization of $1.0 million and share-based compensation of $0.7 million.  In summary, operating income, net income, and cash flow showed relative strength in the second quarter, and the Company will continue to implement measures to generate growth and profitability in future periods.

Tom Rooney, President and Chief Executive Officer, commented that “nearly one year ago we communicated a clear and focused strategy:  to drive growth in our core desalination market through a refined value proposition; to generate cost savings through the consolidation of manufacturing operations and streamlining of corporate overhead; and to diversify our business by penetrating new, large addressable markets with a need for energy recovery in the presence of high-pressure fluid migration.  Accordingly, the financial results in the second quarter of 2012 speak to relative success on the first two elements of our three-pronged strategy.  Specifically, through a refined value proposition focused on the avoidance of plant downtime, we have substantially increased both market share and backlog for mega-project shipments with strong pricing.  Additionally, we have recently witnessed the financial benefits of cost-reduction initiatives planned and implemented in 2011, and we are reinvesting a portion of these cost savings into R&D initiatives that comport with our long-term strategic plan.  Finally, with respect to the third prong of the strategy, we are starting to experience project-based successes on the oil & gas front that provide some measure of comfort that our strategic plan and R&D investment is well-targeted and progressing as planned.  Consequently, I will reiterate the guidance previously communicated:  we expect 40% revenue growth in 2012 compared to 2011, and we firmly believe that we are on the right track in driving disciplined execution of a focused strategy.  As an indication of our sustained confidence in the Company and its strategic direction, we used $4.0 million of cash to buy back stock.”

Forward-Looking Statements

This press release includes “forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements include our projections and guidance regarding 2012 revenues; our belief that strong revenue levels will persist through the balance of the year; our prediction that current levels of gross profit margin will continue, and even improve, through volume, manufacturing efficiencies, and cost-reduction initiatives; our estimate that operating expenses should increase modestly in future periods due to certain R&D investments; our statement that future capital projects will likely include investment for ERP and fixed assets related to oil & gas diversification; and our belief that we can implement measures to enhance profitability in future periods.  Because such forward-looking statements involve risks and uncertainties, the Company's actual results may differ materially from the predictions in these forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, delays in, or cancellation of, the construction of desalination plants; risks that our market diversification and other strategic efforts will not yield intended benefits; political unrest; the inability of our customers to obtain project financing; delays in governmental approvals; changes in end users’ budgets for desalination plants or the timing of their purchasing decisions; our ability to ship new products to meet scheduled delivery times; the state of the global economy; our ability to develop other energy recovery solutions for markets outside of desalination; and other risks detailed in the Company's filings with the Securities and Exchange Commission (“SEC”).  All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements.  For more details relating to the risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, please refer to the Company's SEC filings.

Conference Call to Discuss Second Quarter Results

The conference call scheduled tomorrow at 8:00 a.m. PDT will be in a "listen-only" mode for all participants other than the sell-side investment professionals who regularly follow the Company.  The toll-free phone number for the call is 877-941-0844 or local 480-629-9835, and the access code is 4548079.  Callers should dial in approximately 15 minutes prior to the scheduled start time.  A telephonic replay will be available at 800-406-7325 or 303-590-3030 (access code: 4548079) until August 16, 2012.  Investors may also access the live call or the replay over the internet at www.streetevents.com or tinyurl.com/earningscall-August2012.  The replay will be available approximately three hours after the live call concludes.

About Energy Recovery Inc

Energy Recovery Inc (NASDAQ: ERII) designs and develops energy recovery devices and pumps that significantly reduce energy consumption for desalination and other industrial processes.  In total, Energy Recovery has more than 12,000 devices installed worldwide, which are estimated to save our clients in excess of one billion dollars in energy costs every year.  The company is headquartered in the San Francisco Bay Area with offices worldwide, including Madrid, Shanghai, and Dubai.  For more information about Energy Recovery Inc, please visit www.energyrecovery.com.

Contact:
Alexander J. Buehler
Chief Financial Officer
(510) 483-7370

Unaudited Consolidated Financial Results

ENERGY RECOVERY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net revenue	$12,296	$6,632	$17,052	$16,999
Cost of revenue	5,636	4,304	9,140	10,007
Gross profit	6,660	2,328	7,912	6,992
Operating expenses:
General and administrative	3,606	4,325	7,074	8,382
Sales and marketing	1,772	2,009	3,254	4,079
Research and development	866	871	1,560	1,900
Amortization of intangible assets	261	345	523	691
Restructuring charges	79	—	110	—
Total operating expenses	6,584	7,550	12,521	15,052
Income (loss) from operations	76	(5,222)	(4,609)	(8,060)
Interest expense	(1)	(5)	(5)	(25)
Other non-operating income (expense), net	(9)	61	63	255
Income (loss) before income taxes	66	(5,166)	(4,551)	(7,830)
Benefit from income taxes	(373)	(1,828)	(307)	(2,734)
Net income (loss)	$439	$(3,338)	$(4,244)	$(5,096)
Net income (loss) per share:
Basic	$0.01	$(0.06)	$(0.08)	$(0.10)
Diluted	$0.01	$(0.06)	$(0.08)	$(0.10)
Number of shares used in per share calculations:
Basic	51,432	52,605	52,025	52,592
Diluted	52,070	52,605	52,025	52,592

ENERGY RECOVERY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data and par value)
(unaudited)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$18,829	$18,507
Restricted cash	3,832	5,687
Short-term investments	12,033	11,706
Accounts receivable, net of allowance for doubtful accounts of $185 and $248 at June 30, 2012 and December 31, 2011, respectively	9,186	6,498
Unbilled receivables	1,264	1,059
Inventories	7,020	7,824
Deferred tax assets, net	460	460
Prepaid expenses and other current assets	4,287	4,929
Land and building held for sale	1,581	1,660
Total current assets	58,492	58,330
Restricted cash, non-current	5,441	5,232
Long-term investments	4,466	11,198
Property and equipment, net	15,935	16,170
Goodwill	12,790	12,790
Other intangible assets, net	6,468	6,991
Other assets, non-current	2	2
Total assets	$103,594	$110,713
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,354	$1,506
Accrued expenses and other current liabilities	5,271	6,474
Income taxes payable	29	21
Accrued warranty reserve	943	852
Deferred revenue	1,563	859
Current portion of long-term debt	21	85
Current portion of capital lease obligations	37	82
Total current liabilities	9,218	9,879
Capital lease obligations, non-current	—	18
Deferred tax liabilities, non-current, net	1,634	1,516
Deferred revenue, non-current	230	261
Other non-current liabilities	2,252	2,085
Total liabilities	13,334	13,759
Commitments and Contingencies (Note 9)
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 52,653,129 and 52,645,129 shares issued at June 30, 2012 and December 31, 2011, respectively; and 50,870,526 and 52,645,129 shares outstanding at June 30, 2012 and December 31, 2011, respectively	53	53
Additional paid-in capital	116,131	114,619
Notes receivable from stockholders	(24)	(23)
Accumulated other comprehensive loss	(53)	(92)
Treasury stock, at cost — 1,782,603 and 0 shares repurchased at June 30, 2012 and December 31, 2011, respectively	(4,000)	—
Accumulated deficit	(21,847)	(17,603)
Total stockholders’ equity	90,260	96,954
Total liabilities and stockholders’ equity	$103,594	$110,713